Exhibit 3.288

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is T-MOBILE PUERTO RICO LLC and the name of the limited liability company being merged into this surviving limited liability company is SUNCOM WIRELESS PUERTO RICO LICENSE CO., LLC

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The-name of the surviving limited liability company is T-MOBILE PUERTO RICO LLC.

FOURTH: The merger is to become effective on June 30, 2009 at 4:20 pm EDT.

FIFTH: The Agreement of Merger is on file at 12920 SE 38th Street, Bellevue, WA 98006, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 22nd day of June, A.D., 2009.

By:	/s/ David Miller
Authorized Person

Name:	David A. Miller

Title:	Senior Vice President, General Counsel & Secretary